EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Network-1 Receives New Patent from U.S. Patent Office for Additional Claims in Cox Portfolio

New York, NY - December 28, 2016 – Network-1 Technologies, Inc. (NYSE MKT: NTIP), a company engaged in the development, licensing and protection of intellectual property, announced today that the U.S. Patent and Trademark Office issued U.S. Patent No. 9,529,870 ("Methods for Linking an Electronic Media Work to Perform an Action") to Network-1. The claims in the newly issued patent are generally directed towards methods of content identification and performing actions following therefrom.

The newly issued patent arises from a patent application contained in the patent portfolio acquired by Network-1 from Professor Ingemar Cox in 2013 (the "Portfolio").   The Portfolio includes patents relating to enabling technology for identifying media content, such as music and videos, and taking further actions to be performed based on such identification including, among others, the insertion of advertising and the facilitation of the purchase of goods and services relating to the media content.   Since the acquisition of the Portfolio, Network-1 has filed eighteen (18) additional patent applications, eight (8) of which have been issued bringing the total portfolio of granted patents to thirteen (13). Ten (10) patent applications relating to the original specification are still pending and Network-1 anticipates further issuances of additional claims for this Portfolio.

Dr. Cox is currently a Professor at the University of Copenhagen and a Professor at University College London, where he is Head of its Media Futures Group.  Dr. Cox was formerly a member of the Technical Staff at AT&T Bell Labs and a Fellow at NEC Research Institute.  In connection with the acquisition of the Portfolio, Dr. Cox provides consulting services to Network-1 with respect to the patents and the related pending and future patent applications and assists in Network-1's efforts to develop the Portfolio.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-nine (29) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.  Network-1's Remote Power Patent has generated licensing revenue in excess of $100,000,000 from May 2007 through September 30, 2016.  As a result of the acquisition of its Mirror Worlds Patent Portfolio in May 2013, Network-1 achieved licensing and other revenue of $47,150,000 through September 30, 2016 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission, including, among others, the continued validity of Network-1's Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770